Patrick Industries, Inc. Reports Fourth Quarter and
Full Year 2017 Financial Results

ELKHART, IN - February 15, 2018 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), manufactured housing (“MH”), marine and industrial markets, today reported its financial results for the fourth quarter and full year ended December 31, 2017.
Fourth Quarter 2017 Financial Results
Net sales for the fourth quarter of 2017 increased $151.7 million or 47%, to $475.6 million from $323.9 million in the same quarter of 2016. The increase was attributable to industry growth, acquisitions, geographic expansion efforts, and market share gains. The Company's revenues from the RV industry, which represented 68% of fourth quarter 2017 sales, increased 44%, while RV industry wholesale unit shipments increased approximately 19% in the fourth quarter of 2017 compared to the prior year. Revenues from the MH industry, which represented 13% of fourth quarter 2017 sales, increased 30% from the fourth quarter of 2016, while wholesale unit shipments in the MH industry rose approximately 15% for the same period. Revenues from the industrial market, which is tied primarily to residential housing, commercial construction, and institutional furniture spending, increased 37%. The industrial market accounted for 11% of the Company’s fourth quarter 2017 sales. Revenues from the marine industry represented 8% of the Company's fourth quarter 2017 sales and nearly tripled compared to the fourth quarter of 2016.
For the fourth quarter of 2017, Patrick reported operating income of $34.1 million, an increase of 54% or $12.0 million, from the $22.1 million reported in the fourth quarter of 2016. Net income in the fourth quarter of 2017 increased 114% to $29.0 million from $13.6 million in the fourth quarter of 2016, and net income per diluted share increased 97% to $1.16 from $0.59. For the fourth quarter of 2017, net income includes the impact of a one-time tax benefit of $7.4 million, or $0.29 per diluted share, due to the recently enacted Tax Cuts and Jobs Act.
Todd Cleveland, Chief Executive Officer, said, "We are pleased with our operating and financial performance in the fourth quarter, which was driven by the continued strength in all of our primary markets, the continued dedication and commitment of our team members, targeted geographic and product expansions, and the successful execution of strategic acquisitions, including our latest acquisitions of Indiana Transport, LMI, and Nickell Moulding in the fourth quarter of 2017."

"Momentum and discipline have remained strong in the RV industry, with double-digit quarterly wholesale unit shipment growth in each quarter of 2017 and full year shipments finishing the year at over 504,000 units," stated Andy Nemeth, President. "At the same time, the increase in wholesale production levels is aligned with RV retail traffic, sales increases, and seasonal demand patterns, supporting balanced retail inventories in anticipation of a solid 2018 selling season. Additionally, the marine powerboat retail market experienced gains over the prior year with unit sales up an estimated 6% in 2017. The ongoing strength in demographic trends and the allure of the outdoor, leisure family-oriented lifestyle continue to draw a strong influx of new buyers into both the RV and marine markets. Our housing and industrial business growth has continued as well, bolstered by similar demographic trends, low interest rates, improving consumer credit, and a strengthening economy and jobs environment."

Full Year 2017 Financial Results
Net sales for 2017 increased approximately $414 million or 34%, to $1.6 billion from $1.2 billion in 2016. The Company's revenues from the RV industry, which represented 69% of its 2017 sales, increased 28%, while RV industry wholesale unit shipments increased approximately 17% in 2017 from 2016. Additionally, revenues from the MH industry, which represented 13% of the Company's 2017 sales, rose 29% from 2016, while MH industry wholesale unit shipments increased approximately 14%. Revenues from the industrial market increased 27% and benefited primarily from acquisitions and market share gains, particularly related to the residential housing market. The industrial market, which accounted for 11% of the Company's 2017 sales, saw new housing starts increase by approximately 2% for 2017 compared to the prior year. The Company's revenues from the marine industry represented 7% of its 2017 sales and more than tripled year-over-year.
The Company's RV content per unit (excluding revenues from the marine market which were previously included with RV revenues) for the full year 2017 increased approximately 9% to $2,232 from $2,039 for 2016. The MH content per unit for the full year 2017 increased approximately 16% to $2,289 from $1,966 for 2016.
For 2017, Patrick reported operating income of $121.9 million, an increase of $31.1 million or 34%, from the $90.8 million reported in 2016. Net income in 2017 increased 54% to $85.7 million from $55.6 million in 2016, and net income per diluted share increased 43% to $3.48 from $2.43.
For 2017, net income includes the impact of the previously mentioned one-time tax benefit of $7.4 million, or $0.29 per diluted share, resulting from the recently enacted tax legislation. In addition, 2017 net income and net income per diluted share were increased by $6.0 million and $0.23, respectively, as a result of adopting the share-based payment awards accounting standard. For 2016, adoption of this standard increased net income by $1.3 million or $0.05 per diluted share.
Total debt, net of cash on hand, increased by $85.0 million from $266.1 million at December 31, 2016 to $351.1 million at December 31, 2017, primarily reflecting the Company’s investment of $274.3 million, in the aggregate, for acquisitions and capital expenditures in 2017, partially offset by net proceeds of $93.3 million from the Company's common stock offering in March 2017 and operating cash flows.

Patrick’s total assets increased $331.6 million to $866.6 million at December 31, 2017 from $535.0 million at December 31, 2016, primarily reflecting the addition of acquisition-related assets and overall growth.
As previously announced in January 2018, the Company's Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to $50 million of the Company's common stock over a 24-month period.
In addition, as previously announced, on January 22, 2018, the Company completed an offering of $172.5 million aggregate principal amount of its Convertible Senior Notes due 2023 ("Convertible Notes") in a private placement. Net proceeds from the issuance of the Convertible Notes were approximately $154 million after deducting purchase discounts and commissions, estimated offering expenses, and the net cost of the convertible note hedge and warrant transactions associated with the offering to reduce potential dilution. In conjunction with the Convertible Notes offering, the Company entered into amendments to its credit agreement to permit the issuance of the Convertible Notes and to expand its credit facility by $50 million to $500 million.

"The capital capacity and flexibility provided by both the note offering and the expansion of the credit facility position us with the dry powder to continue to execute on our long-term strategic growth initiatives and disciplined capital allocation strategy," Mr. Nemeth stated. "Consistent with past practices, we intend to put our strong cash flows and financing platform to work and continue to invest in our overall business model and brands through acquisitions, strategic capital expenditures, geographic and product line expansions, and workforce planning, engagement and development initiatives to support our organizational strategic agenda. In addition, we believe that the businesses we acquired in 2017 are well-positioned to enhance their brands and deliver revenue and profitability growth.”

"As we look ahead to 2018 and beyond, we remain optimistic about the long-term growth potential in the RV and marine industries and we continue to increase our market penetration in the housing and industrial sector, achieving market share gains and adding additional content per unit. We believe that the strength of our operational and financial foundation, our customer first performance-oriented culture, and the exceptional talent and passion of our more than 6,800 team members will continue to position us to execute on our strategic plan to deliver strong growth on both the top and bottom line, drive shareholder value, and exceed our customers' expectations," Mr. Cleveland further stated.

Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2017 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, February 15, 2018 at 10:00 a.m. Eastern time.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 20 states and in China. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:
Julie Ann Kotowski
Investor Relations
574.294.7511
kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(thousands except per share data)	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

NET SALES	$475,570	$323,936	$1,635,653	$1,221,887
Cost of goods sold	394,887	270,955	1,356,738	1,019,418
GROSS PROFIT	80,683	52,981	278,915	202,469

Operating Expenses:
Warehouse and delivery	14,463	9,932	46,905	36,081
Selling, general and administrative	26,981	17,262	90,736	62,183
Amortization of intangible assets	5,135	3,688	19,374	13,368
Total operating expenses	46,579	30,882	157,015	111,632

OPERATING INCOME	34,104	22,099	121,900	90,837
Interest expense, net	2,631	1,987	8,790	7,185
Income before income taxes	31,473	20,112	113,110	83,652
Income taxes	2,427	6,552	27,392	28,075
NET INCOME	$29,046	$13,560	$85,718	$55,577

BASIC NET INCOME PER COMMON SHARE (1)	$1.18	$0.60	$3.54	$2.47
DILUTED NET INCOME PER COMMON SHARE (1)	$1.16	$0.59	$3.48	$2.43

Weighted average shares outstanding - Basic (1)	24,675	22,565	24,230	22,520
Weighted average shares outstanding - Diluted (1)	25,105	22,976	24,643	22,896

(1) Net income per common share and weighted average shares outstanding, on both a basic and diluted basis, for the fourth quarter and twelve months ended December 31, 2016, reflect the impact of the three-for-two stock split paid on December 8, 2017.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Dec. 31, 2017	Dec. 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$2,767	$6,449
Trade receivables, net	77,784	38,455
Inventories	175,270	120,019
Prepaid expenses and other	18,132	7,846
Total current assets	273,953	172,769
Property, plant and equipment, net	118,486	85,483
Goodwill and intangible assets, net	471,511	274,432
Deferred financing costs, net	2,184	1,728
Other non-current assets	510	538
TOTAL ASSETS	$866,644	$534,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$15,766	$15,766
Accounts payable	84,109	46,752
Accrued liabilities	36,550	23,575
Total current liabilities	136,425	86,093
Long-term debt, less current maturities, net	338,111	256,811
Deferred tax liabilities, net	13,640	4,988
Other long-term liabilities	7,783	1,610
TOTAL LIABILITIES	495,959	349,502

SHAREHOLDERS’ EQUITY
Common stock	163,196	63,716
Additional paid-in-capital	8,243	8,243
Accumulated other comprehensive income	66	27
Retained earnings	199,180	113,462
TOTAL SHAREHOLDERS’ EQUITY	370,685	185,448
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$866,644	$534,950

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